Exhibit 99.1

New York Community Bancorp, Inc. Announces 2006 Annual Meeting Results

    WESTBURY, N.Y.--(BUSINESS WIRE)--June 7, 2006--New York Community Bancorp, Inc. (NYSE:NYB) today announced the results of its Annual Meeting of Shareholders, held earlier in the day in Flushing, New York.
    Shareholders of the Company overwhelmingly approved all four proposals submitted by the Board of Directors for their consideration, including the re-election of five nominees to the Board of Directors for three-year terms of office: Maureen E. Clancy, Robert S. Farrell, Joseph R. Ficalora, Michael F. Manzulli, and James J. O'Donovan. In addition, shareholders of the Company ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2006, and approved the adoption of a Management Compensation Incentive Plan and a Stock Incentive Plan.
    A fifth proposal, submitted by a shareholder, was not considered at the Annual Meeting. However, had the proposal, which called for the annual election of all directors, been properly presented at the Meeting, it would have been defeated by a meaningful margin.

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. A New York State-chartered savings bank with 137 offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions:
Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. A New York State-chartered commercial bank, New York Commercial Bank currently has 29 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             Investor Relations